HUSCH BLACKWELL
SANDERS LLP

4801 Main Street, Suite 1000
Kansas City, MO 64112
816.983.8000
fax: 816.983.8080

January 28, 2010

Dividend Growth Trust
58 Riverwalk Boulevard
Building 2, Suite A
Ridgeland, SC 29936

Re: Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Investment Company Act of 1940, as amended (the "1940 Act") and Securities Act of 1933, as amended (the "Securities Act") (File Nos. 333-83951 and 811-09497)

Ladies and Gentlemen:

We have acted as counsel to Dividend Growth Trust, a Delaware statutory trust (the "Trust"), in connection with Post-Effective Amendment No. 18 and Amendment No. 20 to the Trust's Registration Statement filed on Form N-1A under the Securities Act and 1940 Act, respectively, which relates to the registration of the Trust's Class A, Class C and Class I shares of common stock (collectively, the "Shares"), par value $0.001 per share, of the Rising Dividend Growth Fund (the "Fund"). The Amendment will be filed with the Commission pursuant to the 1933 Act and Rule 485(b) thereunder, the 1940 Act, and Regulation S-T. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined copies of the Trust Instrument, By-Laws, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus for the Fund, which are included in the Registration Statement, substantially in the form in which they are to be filed (the "Prospectus").

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon certificates, representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

We have also assumed, without independent investigation or inquiry, that:

(a) all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1. The Shares to be offered for sale pursuant to the Prospectus have been duly and validly authorized by all necessary actions on the part of the Trust.

2. The Shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Trust Instrument and the Trust's Registration Statement, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Statutory Trust Act.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Instrument also provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information for the Fund, which is included in the Registration Statement.

Very truly yours,

Husch Blackwell Sanders LLP

HUSCH BLACKWELL SANDERS LLP